EXHIBIT 10.2

EMPLOYMENT AGREEMENT

Agreement dated as of the 4th day of January, 2007 (the "Effective Date") by and between Kevin Fitzgerald ("Executive") and Southern Trust Securities Holding Corp., a Florida corporation ("STSH" or the "Company").

WHEREAS, the Company desires to employ Executive, and Executive desires to accept employment with the Company, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.

Period of Employment.  The Company shall employ Executive, and Executive shall serve the Company during the period commencing on the Effective Date and continuing for a period of 36 months (the "Term"), unless sooner terminated pursuant to Section 4 of this Agreement. Upon expiration of the Term, the Agreement will automatically renew from year-to-year unless, 30 days prior to an anniversary date, either party provides written notice that it does not wish to renew the Agreement.

2.

Duties and Responsibilities.

(a)

During the Term, Executive shall be employed by the Company as its President and shall serve on the Board of Directors of STSH, and Executive shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company, and Capital Investment Services, Inc. ("CIS") and CIS Asset Management, Inc. ("CISAM") (collectively the "Affiliates") as are commensurate and consistent with employment as President of the Company, including but not limited to (i) managing the day-to-day operations of STSH, CIS and CISAM, (ii) assisting the CEO with acquisitions in the broker-dealer industry, and (iii) management of the Investment Banking division of CIS.  Executive shall report directly to the Company's Chief Executive Officer ("CEO").

(b)

Executive's employment with the Company shall be full-time and exclusive, except as noted in Section 2(c) below.  During the Term, Executive shall, except as noted in Section 2(c) below and during periods of vacation, sick leave, or other duly authorized leave of absence, devote the whole of Executive's time, attention, skill, and ability to the faithful and diligent performance of such duties and the exercise of such powers as may from time to time be assigned to the faithful and diligent performance of such duties and the exercise of such powers as may from time to time be assigned to or vested in Executive by the Company's Board of Directors or by the CEO.  Executive acknowledges and agrees that Executive may be required, without additional compensation, to perform services for the Affiliates or any business entity controlling, controlled by, or under common control with the Company, and to accept such office or position with any Affiliate as the CEO or the Company's Board of Directors may require, including, but not limited to, service as an officer or director of the Company or any Affiliate.  Executive shall comply with all applicable policies of the Company and Affiliates.

(c)

The Executive shall not, at any time during the Employment, engage in any other business activities, except that the Executive shall be entitled:

(i)

to continue with such activities as the Executive has carried on prior to the Term, including making and managing his personal and family investments and participating in other business, church or civic activities, provided that such activities do not include a beneficial ownership interest in a competitor, supplier or customer of the Company other than an investment in a publicly traded company of which Executive is not an employee, officer, director or partner that does not exceed 5% of the outstanding voting shares of such company;

(ii)

to serve on civic boards, non-profit boards, charitable boards or committees and trade associations or similar boards or committees; and

(iii)

to serve on for-profit business boards of directors if the CEO's  consent shall have been obtained, which consent shall not unreasonably be withheld or delayed.

(d)

Executive's services shall be primarily performed at the Company's offices in Miami, Florida and shall be performed from time to time at any other location of the Company.  Executive's services shall be subject to such travel requirements as are reasonably necessary to the performance of Executive's duties hereunder.

3.

Compensation.

(a)

Base Salary.  During the Term, as compensation for services rendered hereunder and in consideration of this Agreement, the Company shall pay Executive a gross salary payable at an annual rate of $150,000. or such greater amount as the Company may from time to time and in its sole discretion determine ("Base Salary"). This Base Salary shall be payable in intervals consistent with the Company's normal payroll schedule.

(b)

Stock.  As a hiring bonus, and in addition to the Base Salary, the Executive shall be granted 922,389 fully paid and unassessable shares of the Company's Common Stock to be vested monthly in an equal percentage over a period of eighteen (18) months from the Effective Date.  In the event of a merger, acquisition, or change in control of the Company (as defined in Section 4(f) below), all shares will vest immediately. These shares will be registered in the next Registration Statement filed by the Company.

(c)

Profit Sharing and Bonus.   In order to provide performance-based incentive compensation to the Executive, the Company hereby agrees to pay the Executive, in addition to the Base Salary, (i) an amount equal to 5% x EBITDA for the fiscal quarter then ended, as determined by the financial statements reviewed by the Company's independent accountants, and (ii) performance bonuses as determined from time to time by the CEO. These amounts shall be paid to the Executive on a quarterly basis or with such frequency as may be determined by the CEO.  Notwithstanding any other provision herein to the contrary, no bonus shall be deemed earned following Executive's Termination, as defined in Section 4.

(d)

Commission.  During the Term, Executive shall be eligible to earn 50% of all commissions generated from clients originated by Executive and who open accounts with CIS and/or CISAM, and which are which are solely managed by him.  The payout amounts on commissions are payable to the Executive on a quarterly basis.  Notwithstanding any other provision herein to the contrary, no commission shall be deemed earned following Executive's Termination, as defined in Section 4.

(e)

Paid Vacation.   Executive shall be entitled to annual vacation and all legal holidays, during which times his applicable compensation shall be paid in full.  During the first year of employment, Executive will be entitled to not less than two (2) weeks of vacation.  In years two and three of his employment, Executive will be entitled to not less than three (3) weeks of vacation, unless otherwise approved by the CEO.

(f)

Perquisites.  Executive shall be entitled to receive such perquisites that the Company may, from time to time and in its sole discretion, make available to Executive.

(g)

Employee Benefits.  During the Term, as additional compensation, Executive shall be entitled to participate in and receive all benefits under any welfare benefit plan or program (including, without limitation, medical, group or individual life (payable by the Executive), and any retirement savings plan or program (including, without limitation, 401(k) and pension), including those to which Executive was covered by the Company prior to the execution of this Agreement. Such participation shall be subject to the terms and conditions of such plans or programs, including, but not limited to, such generally applicable eligibility provisions as may be in effect from time to time.

(h)

Business Expenses.  The Company shall reimburse Executive for all reasonable, ordinary, and necessary business expenses incurred in the performance of Executive's duties hereunder in accordance with and subject to the terms and conditions of the Company's then-prevailing expenses policy.  As a condition precedent to obtaining such reimbursement, Executive shall provide to the Company any and all statements, bills, or receipts evidencing the expenses for which Executive seeks reimbursement, and such other related information or materials as the Company may from time to time reasonably require.

(i)

Director's and Officers Insurance.   The Company shall provide Executive with director's and officers liability insurance in such amounts and providing such coverage as provided to other officers and directors of the Company.

4.

Termination.  Unless Executive's employment is terminated pursuant to this Paragraph 4, the Company shall continue to employ Executive and Executive shall continue to serve the Company throughout the Term.

(a)

Executive's Death.  Employment will be terminated at the death of Executive and the Company shall pay to the Executive's designated beneficiary, promptly after the Executive's death, and in any event within thirty (30) days thereafter, an amount equal to the sum of: (i) the portion of the Base Salary through the date of death which has not yet been paid and (ii) all compensation previously deferred by the Executive, if any (together with any accrued interest or earnings thereon), which has not yet been paid.

(b)

Executive's Disability.  Employment will be terminated as of the date Executive is deemed to be under a Disability.  The payment of benefits under the Company's short-term and long-term disability insurance programs, if any, shall satisfy the Company's obligations under the foregoing Paragraph 3.  For purposes of this Agreement, Executive shall be deemed to be under a Disability if Executive shall be unable, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform Executive's essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period exceeding 60 days.

(c)

For Cause by the Company.  The Company shall have the right to terminate Executive's employment at any time for "Cause".  In the event of termination for cause, the Company shall promptly pay to the Executive his Base Salary earned to and including the date of termination and the amount of all compensation previously deferred by the Executive (if any, together with any accrued interest or earnings thereon), in each case to the extent not theretofore paid, and, when that payment is made, the Company shall have no further or other obligations hereunder to the Employee.  For purposes of this Agreement, Cause shall be determined by the CEO or the Board of Directors of the Company (with the Executive being deemed not a member of the Board for purposes of such determination).  For "Cause" shall mean:

(i)

The revocation or suspension of any license required by law, regulation, or rule governing broker/dealers or investment advisors;

(ii)

a material default or other material breach by Executive of Executive's obligations hereunder;

(iii)

any misconduct, dishonesty, insubordination, incompetence, or other act by Executive detrimental to the Company's good will or damaging to its relationships with its customers, suppliers, or employees, including, without limitation, (A) use of illegal drugs such as to interfere with the performance of Executive's obligations hereunder, (B) conviction of a felony or of any crime involving moral turpitude, dishonesty, or theft, and (C) material failure by Executive to comply with applicable laws or governmental regulations;

provided, however, that with respect to (i), (ii) and (iii) (other than (A) or (B)), above, the Executive shall have been given written notice of such determination by the Board of Directors, which notice shall state the grounds for such determination, the corrective measures to be taken by the Executive and the period of time, not to be less than 10 days nor greater than 45 days to take the corrective measures and shall not have taken the corrective measure within the cure period.  If sure cure has occurred, as determined by a majority vote of the Board of Directors, it is expressly agreed and acknowledged that the Company shall not be required to give a subsequent notice if the same or substantially same Cause shall occur again and the Company shall be entitled to immediately terminate Executive.

(d)

Without Cause by the Company.  The Company may terminate Executive's employment without Cause at any time and without prior notice.  In the event of such termination, the Company shall (i) pay to Executive an amount equal to one (1) years' Base Salary as set forth in Section 3(a), to be paid in twelve (12) equal monthly installments; and (ii) continue Executive's employee benefits set forth in Section 3(g) as were in place immediately prior to such termination, for a period equal to one (1) year.

(e)

By Executive.  The Executive’s termination of his employment for any reason and other than for death or disability will be effective as of the effective date of the termination.  In such case, the Company shall pay to the Executive, an amount equal to the sum of: (i) the portion of the Base Salary to and including the effective date of termination which has not yet been paid and (ii) all compensation previously deferred by the Employee, if any (together with any accrued interest and earnings thereon) which has not yet been paid, and, when all such payments are made, the Company shall have no further or other obligations hereunder to the Executive.

(f)

Change in Control.  Upon the occurrence of a "Trigger Event" following a "Change in Control" (as defined herein), Executive shall be entitled to receive (i) severance equal to One Million ($1,000,000) Dollars payable, at the sole discretion of the Company, in one lump sum (subject to Federal withholding and taxes), or payable in shares of the Company's stock (the number of shares to be acquired shall be based upon the then fair market value of the Company); (ii) continuation of benefits as defined in Section 3(g) for a period of six (6) months; and (iii) accelerated vesting of all stock or options, such that all stock or options held by Executive prior to the date of the "Change in Control" shall vest immediately.

The term "Trigger Event" as used in this Section 4 shall mean the occurrence of a Change in Control after which (i) if, during a period of 180 days following the effective date of the Change in Control, the Executive is terminated other than for Cause; or (ii) Executive provides written notice to the Company (in accordance with Section 10) within 180 days after the Change in Control because neither the Company nor the other party to the Change in Control (the Buyer) offers the Executive a position with comparable responsibilities, title, authority, benefits, location and compensation.

A "Change in Control" means the consummation of any transaction or series of transactions in which a person or a group of related or affiliated persons obtains ownership of the Common Stock of the Company sufficient to exercise control over the operations of the Company, and such person or group does not presently have the ability to exercise such control.  Such a Change in Control shall be deemed to have taken place if one or more of the following occurs:

(i)

a tender offer or series of offers has been made to and accepted by stockholders representing fifty (50) percent or more of the Company’s Common Stock; or

(ii)

a transfer of stock has occurred which is sufficient to allow the new purchaser (or group of related or affiliated purchasers) to elect a majority of the Board other than those proposed by the management of the Company; or

(iii)

a majority of the Board is replaced in any one year; or

(iv)

a merger or reorganization is consummated which results in existing stockholders of the Company owning less than fifty (50) percent of the voting stock of the corporation acquiring the Company (or, if the Company is the acquiring corporation, results in existing stockholders of the Company owning less than fifty (50) percent of the voting stock of the Company); or

(v)

more than fifty (50) percent of the assets of the Company are sold.

(g)

Upon termination of Executive's employment pursuant to any of the foregoing Paragraphs 4(a), (b), (c), (d), (e) or (f), or upon expiration of the Term (or any renewal term), any right or benefit accrued  by Executive or to which Executive had become entitled pursuant to this Agreement prior to such termination or expiration (other than payment of salary with respect to periods after such termination or expiration), and any Company obligation with respect to any such right or benefit, shall not be extinguished by reason of such termination or expiration and, together with any salary earned but unpaid as of the date of termination or expiration and any unpaid reimbursable expenses outstanding as of such date, shall be paid to Executive or Executive's estate, less any outstanding amounts previously advanced by the Company to or on behalf of Executive.

(h)

The payments and benefits (if any) required to be provided to Executive pursuant to this Paragraph 4 shall be in full and complete satisfaction of any and all obligations owing to Executive pursuant to this Agreement, except as set forth in Section 5.

5.

Excise Tax Adjustment.  If any payment or benefit made or provided to the Executive under this Agreement or under any plan, program or other arrangement of any affiliated entity, separately or in the aggregate with other such payments and benefits (a “Payment”) results in the Executive being subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor or similar provision), then the Company shall pay to the Executive, prior to the time that such tax is payable by the Executive, an additional amount of cash (the “Additional Amount”) such that the net amount of all payments and benefits received by the Executive under this Agreement or under any plan, program or other arrangement of the Company or any affiliated entity after paying all applicable taxes thereon, including on such Additional Amount, shall be equal to the next after-tax amount of payments and benefits that the Executive would have received if Section 4999 were not applicable.

6.

Non-Solicitation, Non-Disclosure and Non-Use, and Work for Hire.  As a condition of employment with the Company, and as a material inducement to the Company to employ Executive, Executive hereby covenants and agrees as follows:

(a)

Non-Solicitation.  At all times during Executive's employment with the Company or any Affiliate and for a period of eighteen (18) months subsequent to termination of Executive's employment for any reason, Executive shall not, directly or indirectly, alone or with others, on his own behalf or on behalf of another:

(i)

contact or solicit  any person or entity who at such time is or, during the eighteen (18) months prior to such time was, employed by or engaged as a consultant  under  contract to the Company or its Affiliates for the purpose of hiring that  person or entity on  behalf of any  person or entity  other  than the Company or its Affiliates,  or otherwise  encouraging that person or entity to leave the employment of the Company or its Affiliates;

(ii)

hire on behalf of any person or entity other than the Company or its Affiliates any person or entity who at such time is, or during the 18 months  prior to such time was, employed by or engaged as a consultant under contract to the Company or its Affiliates; or

(iii)

solicit for the benefit or account of any person or entity other than the Company or its Affiliates, any person or entity who at such time is, or during the 18 months prior to such time was, a customer of the Company or its Affiliates, unless customer was initially brought in by the Executive or was previously known to the Executive prior to his employment with the Company.

(b)

Non-Disclosure and Non-Use.  During and at all times following the Term, Executive shall keep secret and retain in the strictest confidence all confidential matters and  information relating to the Company, its Affiliates and/or any of their respective customers,  including, without limitation, trade secrets, proprietary information, "know-how", "show-how", customer identities, information or lists, pricing policies, account and pricing valuation methods,  operating methods or procedures, marketing plans or strategies, product selection or development techniques or plans, designs or design projects, technical processes,  formulae, source codes, inventions  and  research  projects  learned  by him  during his employment with the Company ("Confidential  Information").  Executive shall not disclose such Confidential Information to anyone other than authorized personnel of the Company, or use such Confidential Information for his own  benefit or for the benefit of any person or entity  other than the Company or its Affiliates, except as  required  in the  course of  performing his duties as an employee of the Company or as  required  by law, or if such matters become generally available to the public other than by (i)  disclosure by Executive or anyone else owing a duty of confidentiality to the Company, provided Executive has or reasonably should have actual or constructive knowledge that such disclosure was  made  in  breach  of  such  other  person's duty of confidentiality, or (ii)  Executive's failure to put in place adequate protections to prevent disclosure of Confidential Information. In the event that Executive is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, Executive shall provide the Company, to the extent permitted by law, with prompt notice of such request or order so that the Company may seek to prevent such disclosure.  In the case of any disclosure required by law, Executive shall disclose only that portion of the Confidential Information he is required to disclose.

(c)

Work for Hire.  Executive agrees that any and all inventions, ideas, discoveries, improvements, processes, developments, designs, "know-how", "show-how", data, computer programs, algorithms, formulae, works of authorship, work modifications,  trademarks, trade names, documentation, techniques, designs, methods, trade secrets,  technical specifications, technical data, concepts, expressions and all other intellectual  property rights or other developments whatsoever (collectively, "Developments"), whether or not patentable or registrable under  copyright, trademark, or similar statutes  or subject to analogous protection, made, authored, discovered, reduced to practice, conceived, developed or otherwise obtained by Executive (alone or jointly with others,  whether during business hours or otherwise and whether on any Company premises or otherwise) during his employment with the Company, and arising from or relating to such  employment or the  business of the Company or its Affiliates, or made using any  Company time, materials or facilities (including, without  limitation, all such information  relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and  merchandising techniques, prospective names and marks) shall be promptly and fully  disclosed to the Company and to no one else and are and shall be the sole  property of the Company and/or its or their  nominees or assigns as "works made for hire" (as that term is used under U.S. copyright law) or otherwise, and the Company and/or its or their nominees or assigns shall be the sole owner of all patents, copyrights, and other rights in or connected with such Developments.

(d)

Inadequate Remedy. Executive acknowledges and agrees that the restrictions contained in this Section 6 are material inducements to the Company's employment of Executive hereunder.  Executive further acknowledges that the restrictions contained in this Section 6 are reasonable in scope and duration, will not prevent him from earning a livelihood during the applicable period of restriction, are necessary to protect the legitimate interests of the Company, and that any breach by Executive of any provision contained in this Section 6 will result in immediate irreparable injury to the Company for which a remedy at law would be inadequate.  Accordingly, Executive acknowledges that the Company shall be entitled to seek permanent injunctive relief against Executive in the event of any breach or threatened  breach by Executive of the provisions of this Section 6, in addition to any other  remedy that may be available to the Company whether at law or in equity.  The provisions of this Section 6 shall remain unmodified and in full force and effect following the termination of Executive's employment.

7.

Indemnification.   The Company shall indemnify Executive from and against all loss, costs, damages and expenses including, without limitation, legal expenses of counsel selected by the Company to represent the interests of Executive, arising out of or in connection with Executive's employment or position as a director, officer, employee or agent of the Company or serving in such capacity for an Affiliate or other corporation at the request of the Company.  Notwithstanding the foregoing, the indemnification provided in this section shall not apply to any loss, costs, damages and/or expenses to the extent prohibited by law or the Company’s organizational documents. Such indemnification shall continue as to the Executive even if he has ceased to be a director, employee or agent of the Company and shall inure to the benefit of Executive's heirs, executors and administrators.

If any claim, suit or other legal proceeding shall be commenced, or any claim or demand be asserted against the Executive and Executive desires indemnification pursuant to this paragraph, the Company shall be notified to such effect with reasonable promptness and shall have the right to assume at its full cost and expense the entire control of any legal proceeding, subject to the right of the Executive to participate at his full cost and expense and with counsel of his choice in the defense thereof.  Executive shall cooperate fully in all respects with the Company in any such defense, compromise or settlement, including, without limitation, making available to the Company all pertinent information under the control of the Executive.

8.

Arbitration.  Any dispute or controversy between the Company and Executive relating to this Agreement or relating to or arising out of Executive's employment with the Company, shall be submitted to and resolved by binding arbitration in the State of Florida, pursuant to the governing rules of the National Association of Securities Dealers (NASD). The claims covered by this Agreement include, but are not limited to: claims concerning  regulatory matters or compliance with applicable securities laws, rules or regulations; claims for wages or other compensation; claims for breach of contract; tort claims; discrimination claims including, but not limited to, race, sex, sexual harassment, sexual orientation, religion, national origin, age, disability and workman’s compensation.  Company and Executive understand that they each have a right to litigate the non-regulatory disputes in a court of competent jurisdiction, but each party voluntarily and knowingly waives such right and any right to a jury trial on the matters set forth herein.  Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

Executive and the Company expressly understand that the only disputes not covered by this agreement to arbitrate are actions for injunctive relief brought by either the Executive of the Company and/or its Affiliates concerning the rights and obligations set forth in Section 6 above.  Any such claims shall be litigated in a court of competent jurisdiction in Miami-Dade County, Florida and all such claims shall be governed by the laws of the State of Florida.

9.

Additional Obligations.  Both during and after the Term, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive's possession, and cooperate with the Company, as may reasonably be requested by the Company (and, after the Term, with due consideration for Executive's obligations with respect to any new employment or business activity) in connection with any litigation in which the Company or any Affiliate is or may become a party.  The Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive's obligations under this Paragraph 9.

10.

Notice.  Any notice or other communication required or permitted under this Agreement by either party hereto to the other shall be in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three days after the date of deposit in the mail, postage prepaid, if mailed by certified or registered mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

If to Executive:

Kevin Fitzgerald

1000 South Pointe Drive, # 1504

Miami, Florida 33139

If to the Company:

At the present Company address of:

Southern Trust Securities Holding Corp.

2121 Ponce de Leon Blvd.

Suite 340

Coral Gables, Florida 33134

or, if after the move to the new Company address, to:

Southern Trust Securities Holding Corp.

145 Almeria Avenue

Coral Gables, Florida  33134

With a copy to:

Jorden Burt LLP

777 Brickell Avenue
Suite 500
Miami, Florida 33131

Either party may change the address or addresses to which notices are to be sent by giving notice of such change of address in the manner provided by this Paragraph 10.

11.

Entire Agreement.  This Agreement represents the entire agreement between the Company and Executive with respect to Executive's employment with the Company, and supersedes and is in full substitution for any and all prior agreements or understandings, whether oral or written, relating to Executive's employment.

12.

Amendment.  This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by the Company and Executive.  A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

13.

No Waiver.  The failure at any time either of the Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either the Company or Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

14.

Assignment.  This Agreement is binding on and for the benefit of the Company and Executive and their respective successors, heirs, executors, administrators, and other legal representative.  Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, or pledged by the Company (except to an Affiliate) or by Executive without the prior written consent of the other.  However, nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder.

15.

Interpretation and Severability.  In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable.  In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be void, the remaining provisions of this Agreement shall nevertheless be binding upon the Company and Executive with the same effect as though the void provision or portion thereof had been severed and deleted.

16.

No Conflict.  Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement or performing fully Executive's obligations hereunder.

17.

Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Florida, without application of its conflict or choice of law provisions.

18.

Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.

Survival.  Executive's obligations as set forth in the foregoing Paragraph 6 represents an independent covenant by which Executive is and shall remain bound notwithstanding any breach by the Company, and shall survive the termination or expiration of this Agreement.

20.

Headings.    The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

SOUTHERN TRUST SECURITIES HOLDING CORP.		KEVIN FITZGERALD
By:	/s/ Robert Escobio	By:	/s/ Kevin Fitzgerald
	Robert Escobio		Kevin Fitzgerald
Chief Executive Officer